Astronics Corporation Reports 2007 Full Year and Fourth Quarter Results
February 14, 2008

Exhibit 99.1

NEWS RELEASE
Astronics Corporation •130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski
Phone: (716) 805-1599, ext. 159	Kei Advisors LLC
Fax: (716) 805-1286	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2007 Full Year and Fourth Quarter Results
▪	Full year 2007 sales up 42.9% to $158.2 million

▪	Fourth quarter sales up 25.4% to $36.3 million

▪	2007 diluted earnings per share were $1.80 and $0.24 for the fourth quarter
EAST AURORA, NY, February 14, 2008 – Astronics Corporation (NASDAQ: ATRO), a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry, today reported 2007 full year sales increased 42.9% to $158.2 million from $110.8 million in 2006. Fourth quarter sales increased by 25.4% to $36.3 million from $28.9 million in the fourth quarter of 2006. Net income for 2007 was $15.4 million, or $1.80 per diluted share, compared with net income of $5.7 million, or $0.69 per diluted share in 2006. For the fourth quarter of 2007, net income was $2.1 million, or $0.24 per diluted share, compared with $0.8 million, or $0.10 per diluted share, for the same period the prior year.
Strong Performance in 2007
Commercial transport sales led sales growth for the full year, increasing 64% to $100.5 million compared with $61.3 million in 2006. Driving sales growth for the full year, particularly the first half, was the cabin electronics product line used to power in-flight entertainment systems (IFE) and provide in seat power for passengers’ computers and personal electronic devices. Several commercial fleet upgrade projects combined with the increased demand from a major supplier of IFE to global commercial airlines drove the growth in sales.
Sales to the business jet market increased 36% to $31.2 million in 2007 compared with $22.9 million in 2006. Expanded ship set content on new models of business jets, which began to ramp up production in 2007, together with the overall strength of the business jet market were the primary drivers for sales growth in this market.
For the full year, military sales were $25.4 million, relatively flat compared with sales of $25.3 million in 2006.
Gross profit for the full year was $40.9 million, or 25.8% of sales, compared with $23.2 million, or 21.0% of sales, in 2006. Increased sales provided strong leverage for margin expansion. For the year, engineering and development expenditures (E&D), which are included in the cost of sales, grew to $14.8 million, up from $10.9 million in 2006.
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Astronics Corporation Reports 2007 Full Year and Fourth Quarter Results
February 14, 2008

Peter J. Gundermann, President and Chief Executive Officer of Astronics commented, “By any measure, 2007 was a great year for Astronics. We experienced strong demand from both the commercial transport and business jet markets, and made important progress on our various development programs. Market conditions continue to be strong, and there are plenty of exciting opportunities before us.”
Fourth Quarter Results
Sales to the commercial transport market increased 25% to $21.0 million, while sales to the business jet market increased 48% to $9.3 million and military sales increased 2% to $5.7 million. As has been the recent pattern, strong growth in the commercial transport and business jet markets drove strong financial results.
Gross profit for the fourth quarter of 2007 was $7.6 million, or 21.1% of sales, compared with $5.0 million, or 17.1% of sales, in the same period the prior year. E&D was $3.8 million in the fourth quarter of 2007 compared with $3.2 million in the same period the prior year.
Mr. Gundermann commented, “The fourth quarter turned out as we expected with slightly lower revenue and profit, but similar to the third quarter when you exclude the $0.9 million third quarter overhead cost absorption adjustment that resulted in increased margins in that period. It was a solid close to an exceptional year.”
Liquidity and Capital Expenditures
Cash and cash equivalents were $2.8 million at December 31, 2007, a $2.6 million increase from $0.2 million at December 31, 2006. The Company has a $25 million line of credit of which $17.7 million was available at the end of 2007.
Capital expenditures for the fourth quarter of 2007 and full year were $2.0 million and $9.6 million, respectively, compared with $3.1 million and $5.4 million in the fourth quarter and full year of 2006, respectively. Year-over-year capital expenditures increased primarily as a result of the 57 thousand square foot expansion of the Company’s East Aurora, New York facility and increases in capital equipment used to manufacture product.
Outlook
Backlog at December 31, 2007 was $92.4 million of which approximately $80 million is scheduled for shipment in 2008. Astronics expects 2008 revenue will rise to $170 million.
Mr. Gundermann, noted, “Our backlog remains strong and positions us well for 2008. Timing and circumstances are such that the backlog total does not compare easily to the past, but we are comfortable with its quality and our market prospects.”
He added, ”We believe 2008 will be another very good year for Astronics, characterized less by the explosive growth of the recent past, and more by program wins and product development that will shape our future. Continued strength in market fundamentals and an excellent pipeline of opportunities will lead to increased engineering and development spending in 2008, likely totaling more than $20 million. As has been our plan for years, we will continue to invest heavily in areas that we believe will add to the long-term value of the business. For example, we have been chosen to supply the power distribution system for a newly announced business jet and are currently in contract negotiations. The number, quality and magnitude of the projects currently on the table and in the pipeline bode very well for Astronics’ future growth.”
Fourth Quarter and Year End 2007 Webcast and Conference Call
The Company will host a teleconference at 11 a.m. ET today. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 268509 approximately 5 — 10 minutes prior to the call.
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Astronics Corporation Reports 2007 Full Year and Fourth Quarter Results
February 14, 2008

To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 268509.
The telephonic replay will be available from 2 p.m. ET the day of the call through 11:59 p.m. ET on February 21, 2008.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.
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Astronics Corporation Reports 2007 Full Year and Fourth Quarter Results
February 14, 2008

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

	Three months ended		Twelve months ended
(in thousands except per share data)	12/31/2007	12/31/2006	12/31/2007	12/31/2006

Sales	$36,273	$28,920	$158,240	$110,767
Cost of products sold	28,630	23,969	117,370	87,519
Gross margin	21.1%	17.1%	25.8%	21.0%
Selling general and administrative	3,851	3,651	16,408	13,582

Income from operations	3,792	1,300	24,462	9,666
Operating margin	10.5%	4.5%	15.5%	8.7%
Interest expense, net	298	246	1,370	896
Other (income) expense	105	50	94	11

Income before tax	3,389	1,004	22,998	8,759
Income taxes	1,320	197	7,607	3,023

Net Income	$2,069	$807	$15,391	$5,736

Basic earnings per share:	$0.25	$0.10	$1.91	$0.72
Diluted earnings per share:	$0.24	$0.10	$1.80	$0.69

Weighted average diluted shares outstanding	8,683	8,446	8,569	8,269

Capital Expenditures	$2,026	$3,100	$9,592	$5,400
Depreciation and Amortization	$993	$969	$3,440	$2,929

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)

(in thousands)	12/31/2007	12/31/2006

ASSETS:
Cash and cash equivalents	$2,818	$222
Accounts receivable	20,720	17,165
Inventories	36,920	31,570
Other current assets	3,563	2,699
Property, plant and equipment, net	30,083	23,436
Other assets	10,017	7,446

Total Assets	$104,121	$82,538

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$951	$923
Note payable	7,300	8,100
Accounts payable and accrued expenses	23,670	25,196
Long-term debt	14,684	9,426
Other liabilities	8,284	7,545
Shareholders’ equity	49,232	31,348

Total liabilities and shareholders’ equity	$104,121	$82,538

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Astronics Corporation Reports 2007 Full Year and Fourth Quarter Results
February 14, 2008

ASTRONICS CORPORATION
SALES BY MARKET

	Three Months Ended			Twelve Months Ended			2007
			%			%	YTD
($, in thousands)	12/31/2007	12/31/2006	change	12/31/2007	12/31/2006	change	%
Military	$5,700	$5,614	2%	$25,396	$25,338	0%	16%
Commercial Transport	21,017	16,846	25%	100,450	61,293	64%	63%
Business Jet	9,297	6,262	48%	31,249	22,931	36%	20%
Other	259	198	31%	1,145	1,205	-5%	1%

Total	$36,273	$28,920	25%	$158,240	$110,767	43%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT

	Three Months Ended			Twelve Months Ended			2007
			%			%	YTD
($, in thousands)	12/31/2007	12/31/2006	change	12/31/2007	12/31/2006	change	%
Cockpit Lighting	$9,388	$7,041	33%	$36,452	$30,623	19%	23%
Cabin Electronics	16,849	13,120	28%	83,195	45,778	82%	53%
Airframe Power	5,200	4,614	13%	19,772	16,934	17%	12%
Exterior Lighting	2,614	1,821	44%	9,051	7,672	18%	6%
Cabin Lighting	1,963	2,126	-8%	8,625	8,555	1%	5%
Other	259	198	31%	1,145	1,205	-5%	1%

Total	$36,273	$28,920	25%	$158,240	$110,767	43%	100%

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Astronics Corporation Reports 2007 Full Year and Fourth Quarter Results
February 14, 2008

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND

	2006
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Twelve Months
($, in thousands)	4/1/06	7/1/06	9/30/06	12/31/06	12/31/06

Sales	$25,263	$28,832	$27,752	$28,920	$110,767
Net Income	$1,318	$1,963	$1,648	$807	$5,736
Bookings	$23,850	$23,929	$25,985	$40,411	$114,175
Backlog	$94,706	$89,803	$88,036	$99,527	$99,527
Book:Bill	0.94	0.83	0.94	1.40	1.03

	2007
	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Twelve Months
	3/31/07	6/30/07	9/29/07	12/31/07	12/31/07

Sales	$42,875	$41,368	$37,724	$36,273	$158,240
Net Income	$4,695	$4,501	$4,126	$2,069	$15,391
Bookings	$40,351	$38,711	$33,347	$38,712	$151,121
Backlog	$97,003	$94,346	$89,969	$92,408	$92,408
Book:Bill	0.94	0.94	0.88	1.07	0.96
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